EXHIBIT 3.47(a)
(Illegible)
CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION OF
ADAMAR OF NEW JERSEY, INC.
C.T. CORPORATION SYSTEM
28, W. STATE STREET
TRENTON, N. J. 08608
(Illegible)

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION OF
ADAMAR OF NEW JERSEY, INC.

To:	The Secretary of State State of New Jersey
          Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9(3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:
          1. The name of the corporation is ADAMAR OF NEW JERSEY, INC.
          2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 10th day of July                     , 1981:
          Resolved, that Articles SECOND of the Certificate of Incorporation be amended to read as follows:
          SECOND: The purpose or purposes for which the corporation is organized are:
          To engage in any activity within the lawful business purposes for which corporations may be organized under the New Jersey Business Corporation Act.
          To engage in gaming and gaming related activities pursuant to the New Jersey Casino control Act, N.J.S.A.5:12-1 et seq and the rules and regulations promulgated pursuant thereto and the requirements of the “Act” and said rules and regulations are hereby incorporated herein by reference as if set forth at length and in detail.
          To manufacture, purchase or otherwise acquire, invest in, own, Illegible, pledge, sell assign and transfer or otherwise dispose of trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.
          To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

          To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United State or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trade-marks and trade names, relating to or useful in connection with any business of this corporation.
          To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, chases in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercises all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.
          To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and